                                                                  EXHIBIT 10.18

                              AMENDED AND RESTATED
                     CREDIT FACILITY AND SECURITY AGREEMENT
                  ACCOUNTS RECEIVABLE, INVENTORY AND EQUIPMENT

        THIS AGREEMENT is made by and between G. L. INDUSTRIES OF INDIANA, INC., an Indiana corporation ("Borrower") and KEYBANK NATIONAL ASSOCIATION, a national banking association with its main office at 127 Public Square, Cleveland, Ohio 44114-1306 ("Bank").

                                  WITNESSETH:

        WHEREAS, Borrower entered into a certain Loan Agreement with Ameritrust Company National Association ("Ameritrust") dated February 27, 1989, as amended (the "Original Agreement");

        WHEREAS, Bank is successor by merger to Ameritrust;

        WHEREAS, Bank and Borrower have agreed to amend and restate the Original Agreement to reflect the changes agreed to by the parties.

        NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the Borrower and Bank hereby mutually agree that the Original Agreement shall be amended and restated in its entirety as follows:

        As of the 1st day of March, 1996, Borrower and Bank, in consideration of the premises, and the covenants and agreements contained herein, hereby mutually agree as follows:

1.      DEFINITIONS

"ACCOUNT" means (a) any account, and (b) any right to payment for Goods sold or leased or for services rendered which is not evidenced by an Instrument or Chattel Paper, whether or not it has been earned by performance.

"ACCOUNT DEBTOR" means the Person who is obligated on an Account Receivable.

"ACCOUNT RECEIVABLE" means:

        (a) any account receivable, Account, Chattel Paper, Contract Right, General Intangible, Document, or Instrument owned, acquired, or received by a Person;

        (b) any other indebtedness owed to or receivable owned, acquired, or received by a Person of whatever kind and however evidenced; and

        (c) any right, title, and interest in a Person's Goods which were sold, leased, or furnished by that Person and gave rise to either
             (a) or (b) above, or both of them. This includes, without limitation:


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Instrument or a series of Instruments, the group of writings taken together constitutes Chattel Paper.

"COLLATERAL" means:

     (a) all of Borrower's Accounts Receivable, whether now owned or hereafter acquired or received by Borrower;

     (b) all of Borrower's Inventory, whether now owned or hereafter acquired by Borrower;

     (c) all of Borrower's Equipment, whether now owned or hereafter acquired by Borrower;

     (d)  all funds on deposit in the Cash Collateral Account;

     (e)  all of Borrower's Cash Security; and

     (f) all of the Proceeds, products, profits, and rents of Borrower's Accounts Receivable, Inventory, Equipment, Cash Security, and Cash Collateral Account.

"CONTRACT RIGHT" means (a) any contract right, and (b) any right to payment under a contract not yet earned by performance and not evidence by an Instrument or Chattel paper.

"DEPOSIT ACCOUNT" means (a) any deposit account, and (b) any demand, time, savings, passbook, or a similar account maintained with a bank, savings and loan association, credit union, or similar organization, other than an account evidenced by a certificate of deposit.

"DOCUMENT" means (a) any document, (b) any document of title, including a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of Goods, and any other document which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold, and dispose of the document and the Goods it covers, and (c) any receipt covering Goods stored under a statute requiring a bond against withdrawal or a license for the issuance of receipts in the nature of warehouse receipts even though issued by a Person who is the owner of the Goods and is not a warehouseman.

"ENVIRONMENTAL LAW" means any federal, state, or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability upon a Person in connection with the use, release or disposal of any hazardous, toxic or dangerous substance, waste or material.

"EQUIPMENT" means:

     (a) any equipment, including without limitation, machinery, office furniture and furnishings, tools, dies, jigs, and molds;

     (b) all Goods that are used or bought for use primarily in a Person's business;

     (c)  all Goods that are not Consumer Goods, Farm Products, or Inventory;
          and



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     (d)  all substitutes or replacements for, and all parts, accessories, additions, attachments, or accessions to (a) to (c) above.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA AFFILIATE" means each Person (whether or not incorporated) which together with Borrower or any Affiliate would be treated as a single employer under ERISA.

"EVENT OF DEFAULT" means the occurrence of any of the events set forth in
Section 9 of this Agreement.

"FINANCIAL IMPAIRMENT" means the distressed economic condition of a Person manifested by any one or more of the following events:

     (a) adjudicated bankruptcy or insolvency or death or discontinuation of the business of the Person;
     (b) the Person ceases, is unable, or admits in writing its inability, to make timely payment upon the Person's debts, obligations, or liabilities as they mature or come due;
     (c)  assignment by the Person for the benefit of creditors;
     (d) voluntary institution by the Person or consent granted by the Person to the involuntary institution [whether by petition, complaint, application, default, answer (including, without limitation, an answer or any other permissible or required responsive pleading admitting (1) the jurisdiction of the forum or (2) any material allegations of the petition, complaint, application, or other writing to which such answer serves as a responsive pleading thereto), or otherwise] of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar proceeding pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar law of any jurisdiction;
     (e) voluntary application by the Person for or consent granted by the Person to the involuntary appointment of any receiver, trustee, or similar officer (1) for the Person or (2) of or for all or any substantial part of the Person's property;
     (f) entry, without the Person's application, approval, or consent, of any order that is not dismissed, stayed, or discharged within sixty (60) days from its entry, which is pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship or similar law of any jurisdiction (1) approving an involuntary petition seeking an arrangement of the Person's creditors,
          (2) approving an involuntary petition seeking reorganization of the Person, or (3) appointing any receiver, trustee, or similar officer
          (i) for the Person, or (ii) of or for all or any substantial part of the Person's property;



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     (g)  any judgment, writ, warrant of attachment, execution, or similar process is issued or levied against all or any substantial part of the Person's property aggregating in excess of $60,000 and such judgment, writ, warrant of attachment, execution, or similar process is not released, vacated, stayed or fully bonded within thirty (30) days after its issue or levy.

"FOREIGN ACCOUNT RECEIVABLE" means any Account Receivable which arises out of contracts with or orders from an Account Debtor which is not a resident of the United States or Canada.

"GENERAL INTANGIBLE" means (a) any general intangible, and (b) any personal property (including things in action) other than Goods, Accounts, Contract Rights, Chattel Paper, Documents, Instruments, and money.

"GOODS" means (a) any goods, and (b) all things which are movable at the time the security interest granted Bank under this Agreement attaches or which are fixtures but does not include money, Instruments, Documents, Accounts, Chattel Paper, General Intangibles, and Contract Rights.

"GOVERNMENT ACCOUNT RECEIVABLE" means any Account Receivable which arises out of contracts with or orders from the United States or any of its departments agencies, or instrumentalities.

"INSTRUMENT" means:

     (a)  any instrument;

     (b) any negotiable or nonnegotiable instrument (including, without limitation, drafts, checks, acceptances, certificates of deposit, and notes);

     (c)  any security; and

     (d)  any other writing which:

          (1)  evidences a right to the payment of money,

          (2)  is not itself a security agreement or lease, and

          (3) is of a type which in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment.

"INVENTORY" means:

     (a)  any inventory;

     (b)  all Goods that are raw materials;

     (c)  all Goods that are work in process;

     (d) all Goods that are materials used or consumed in the ordinary course of a Person's business;

     (e) all Goods that are, in the ordinary course of a Person's business, held for sale or lease or furnished or to be furnished under contracts of service; and

     (f) all substitutes and replacements for, and parts, accessories, additions, attachments, or accessions to (a) to (e) above.



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"LOAN ACCOUNT" means an account maintained by Bank on its books, which will evidence all Advances, accrued interest thereon, other amounts due Bank with respect to such Advances, and all payments thereof by Borrower.

"MULTIEMPLOYER PLAN" means a plan described in ERISA which covers employees of the Borrower, any Affiliate, or any ERISA Affiliate.

"OBLIGATIONS" means any of the following obligations, whether direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, originally contracted with Bank or another Person and now owing to or hereafter acquired in any manner partially or totally by Bank or in which Bank may have acquired a participation, contracted by Borrower alone or jointly or severally with another Person:

     (a) any and all indebtedness, obligations, liabilities, contracts, indentures, agreements, warranties, covenants, guaranties, representations, provisions, terms, and conditions of whatever kind, now existing or hereafter arising, and however evidenced, that are now or hereafter owed, incurred, or executed by Borrower to, in favor of, or with Bank (including, without limitation, those as are set forth or contained in, referred to, evidenced by, or executed with reference to this Agreement, the Loan Account, any promissory notes, letter of credit agreements, advance agreements, indemnity agreements, guaranties, lines of credit, mortgage deeds, security agreements, assignments, pledge agreements, hypothecation agreements, Instruments, and acceptance financing agreements), and including any partial or total extension, restatement, renewal, amendment, and substitution thereof or therefor;
     (b) any and all claims of whatever kind of Bank against Borrower, now existing or hereafter arising including, without limitation, any arising out of or in any way connected with warranties made by Borrower to Bank in connection with any Instrument deposited with or purchased by Bank;
     (c)  any and all of Bank's Related Expenses.

"ORGANIZATION" means a corporation, government or government subdivision or agency, business trust, estate, trust, limited liability company, partnership, association, two or more Persons having a joint or common interest, and any other legal or commercial entity.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

"PERSON" means an individual or an Organization.

"PLAN" means any plan (other than a Multiemployer Plan) defined in ERISA in which the Borrower or any Affiliate is, or has been at any time during the preceding two (2) years, an "employer" or a "substantial employer" as such terms are defined in ERISA.





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"PRIME RATE" means that interest rate established from time to time by Bank as
Bank's Prime Rate, whether or not publicly announced; the Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit.

"PROCEEDS" means (a) any proceeds, and (b) whatever is received upon the sale, exchange, collection, or other disposition of Collateral or Proceeds, whether cash or non-cash. Cash Proceeds includes, without limitation, moneys, checks, and Deposit Accounts. Proceeds includes, without limitation, any Account arising when the right to payment is earned under a Contract Right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, Bank's right to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Bank to Borrower's sale, exchange, collection, or other disposition of any or all of the Collateral.

"PROHIBITED TRANSACTION" means any prohibited transaction as that term is defined for purposes of ERISA.

"QUALIFIED ACCOUNT RECEIVABLE" means an Account Receivable of Borrower which, at all times until it is collected in full, continuously meets the following requirements:

     (a) is not subject to any claim for credit, allowance, or adjustment by the Account Debtor or any set off or counter claim;
     (b) arose in the ordinary course of Borrower's business from the performance (fully completed) of services or bona fide sale of Goods which have been shipped to the Account Debtor, and not more than ninety (90) days have elapsed since the performance (fully completed) of services or the sale of Goods for or to the Account Debtor;
     (c) no notice of the Financial Impairment of the Account Debtor has been received by Borrower;
     (d) is not subject to an assignment, pledge, claim, mortgage, lien, or security interest of any type except that granted to or in favor of Bank;
     (e) Account Debtor has not rejected, returned, revoked acceptance of, or refused to accept any of the Goods which are the subject of the Account Receivable,
     (f) Borrower has not received any Instrument or Chattel Paper with respect to or in payment of the Account Receivable;
     (g) Bank has not determined in good faith that the Account Receivable is unsatisfactory in any respect;
     (h) is not a Government Account Receivable, unless Bank's security interest in such Government Account Receivable is perfected according to the Federal Assignment of Claims Act;
     (i) is not an Account Receivable due from any Affiliate, shareholder or employee of Borrower;
     (j)  is not a Foreign Account Receivable;
     (k) is not evidenced by a promissory note or any other negotiable instrument;





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     (l)  is not a tooling Account Receivable except upon completion and acceptance of the tooling by the Account Debtor; and
     (m) is not an Account Receivable owed to Borrower by an Account Debtor which has failed to pay more than 40% of its currently outstanding Accounts Receivable within 90 days of service or sale of goods.

"QUALIFIED INVENTORY" means all Inventory EXCEPT Inventory which is:

     (a)  located outside the United States;
     (b)  in the possession of a bailee or a third party;
     (c)  work in process;
     (d)  damaged, defective, obsolete or reserved for;
     (e)  held by Borrower or a third party on consignment;
     (f)  cartons; or
     (g) Bank has determined in good faith that the Inventory is unsatisfactory in any respect.

"RELATED EXPENSES" means any and all costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorney's fees, legal expenses, judgments, suits, and disbursements) incurred by, imposed upon, or asserted against, Bank in any attempt by Bank:

     (a) to obtain, preserve, perfect, or enforce any security interest evidenced by (i) this Agreement, or (ii) any other pledge agreement, mortgage deed, hypothecation agreement, guaranty, security agreement, assignment, or security instrument executed or given by Borrower to or in favor of Bank;
     (b) to obtain payment, performance, and observance of any and all of the Obligations;
     (c) to maintain, insure, audit, collect, preserve, repossess, and dispose of any of the Collateral, including, without limitation, costs and expenses for appraisals, assessments, and audits of Borrower or the Collateral; or
     (d) incidental or related to (a) through (c) above, including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the rate payable as set forth in Section 2 of this Agreement, but in no event greater than the highest rate permitted by law.

"REPORTABLE EVENT" means any reportable event as that term is defined for purposes of ERISA.

"SUBORDINATED DEBT" means Indebtedness of a Person which is subordinated, in a manner satisfactory to the Bank, to all indebtedness owing to the Bank.

"SUBSIDIARY" means any Person of which more than fifty percent (50%) of (i) the voting stock entitling the holders thereof to elect a majority of the Board of Directors, manager, or





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
        trustee thereof, or (ii) the interest in the capital or profits of such Person, which at the time is owned or controlled, directly or indirectly, by the Borrower or one or more other Affiliate.

        "TANGIBLE NET WORTH" means the total assets of Borrower less the sum of Borrower's (i) total liabilities excluding Subordinated Debt plus
        (ii) the aggregate amount of all intangible assets, and Accounts Receivable due from any Affiliate, shareholder or employee of Borrower.

        "TERMINATION DATE" means January 31, 1997, or such earlier date on which the commitment of the Bank to make Advances pursuant to Section 2(a) hereof shall have been terminated pursuant to Section 9 of this Agreement.

        The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

        2.    STATEMENT OF TERMS

              (a)     (i)    Bank will, subject to the terms and conditions of
                             this Agreement, up to and including the Termination
                             Date, make Advances to or for the account of Borrower up to but not exceeding an aggregate unpaid principal amount outstanding at any one time on Advances equal to the lesser of (a) the line of credit approved for Borrower, which is currently
                             Three Million Five Hundred Thousand Dollars
                             ($3,500,000) or (b) the Borrowing Base. The
                             Borrower may borrow, repay and reborrow such maximum amount of credit. On the basis of any reasonable credit or collateral considerations, the dollar amounts of the line of credit and the Borrowing Base, and any one or more of the percentages of the Borrowing Base, may be changed by Bank at any time upon written notice to Borrower, to be effective on the day such notice is mailed to Borrower. The Bank shall debit to the Loan Account the amount of each Advance made under this Agreement and all interest, other compensation, or other fees payable on all Advances and shall credit to the Loan Agreement each payment of (a) principal and interest on account of each Advance and (b) other amounts payable under this Agreement by the appropriate entries. The Loan
                             Account shall constitute prima facie evidence of all Advances made by Bank pursuant to this Agreement absent manifest error. In the event of any discrepancy between the records of Bank and Borrower with regard to the Loan Account, the records of Bank shall prevail unless the Borrower notifies Bank of an error within five (5) business days after having discovered any such error or unless Borrower and Bank mutually agree with regard to an appropriate change in such records. Borrower shall execute and deliver to Bank a master promissory note, substantially in the form of attached Exhibit B, to evidence all Advances under this Agreement. The Bank's Advances pursuant to this Section 2(a) shall be evidence by a properly

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              executed master promissory note in  the form of Exhibit B ("Master
              Promissory Note") with all blanks appropriately filled in.

         (ii) As compensation for the Advances made by Bank, Borrower undertakes and agrees to pay to Bank on the first day of each calendar month interest, at a rate equal to the Applicable Interest Rate, upon the actual daily balances in Borrower's Loan Account during the preceding month (using a day rate based upon a year of 360 days and charged for actual number of days elapsed). The rate will increase or decrease on the day of, and by an amount equal to, each increase or decrease in the Prime Rate.
              The rate charged to Borrower under this Agreement shall change when and as the Prime Rate is changed.

        (iii) After maturity (whether by acceleration or otherwise), the unpaid principal and accrued interest evidenced by the Loan Account shall bear interest at a rate per annum equal to three percent (30%) in excess of the interest rate set forth in Section 2(a)(ii) above, which rate shall be immediately and correspondingly adjusted with each change in the Prime Rate. Prior to maturity, if any payment of principal or interest is not paid when due, Borrower shall pay a late fee of an amount equal to the greater of ten percent (10%) of such payment or one hundred dollars ($100). Notwithstanding the Bank's remedies as set forth in Section 10 hereof, prior to maturity hereof, upon the occurrence of any Event of Default under this Agreement and until such Event of Default is cured by Borrower, at Bank's option and upon written notice to Borrower, the unpaid principal and accrued interest evidenced by the Loan Account shall bear interest at a rate per annum equal to three percent (3%) in excess of the interest rate set forth in Section 2(a)(ii) above, which rate shall be immediately and correspondingly adjusted with each change in the Prime Rate.

         (vi) Borrower shall repay to the Bank on the Termination Date the net balance in the Borrower's Loan Account.

    (b) (i) Bank has made a term loan to Borrower in the original principal amount of Three Million Seven Hundred Eighty Thousand Dollars ($3,780,000). The current outstanding principal balance of the aforesaid term loan is Four Hundred Seventy-Two Thousand Five Hundred Dollars ($472,500) and shall be evidenced by a properly executed amended and restated term note in the form of Exhibit C ("Term Note"), with all blanks appropriately filled in.

        (ii) The Borrower shall repay the aggregate amount of principal of the Term Note to the Bank in twenty-four (24) consecutive and equal monthly installments of Nineteen Thousand Six Hundred Eighty-Seven and



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                 50/100 Dollars ($19,687.50) each beginning March 1, 1996 and continuing on the first day of each consecutive month thereafter, until February 1, 1998, when any remaining principal balance shall be due and payable.

          (iii) The Term Note shall bear interest at a rate per annum equal to the Applicable Interest Rate. In the event of any change in the Prime Rate, the rate of interest upon the Term Note shall be immediately correspondingly adjusted, except the interest rate thereon shall not exceed the highest rate permitted by law. The Bank will notify the Borrower of the effective date of such adjustment by written notice through the U.S. mail. Interest on the Term Note shall be calculated on the basis of a year of 360 days for the actual number of days elapsed and shall be due and payable starting on March 1, 1996 and continuing on the first day of each consecutive month thereafter.

          (iv) After maturity (whether by acceleration or otherwise), the unpaid principal and accrued interest evidenced by the Term Note shall bear interest at a rate per annum equal to three percent (3%) in excess of the interest rate set forth in
                 Section 2(b)(iii) above, which rate shall be immediately and correspondingly adjusted with each change in the Prime Rate. Prior to maturity, if any payment of principal or interest is not paid when due, Borrower shall pay a late fee of an amount equal to the greater of ten percent (10%) of such payment or one hundred dollars ($100). Notwithstanding the Bank's remedies as set forth in Section 10 hereof, prior to maturity hereof, upon the occurrence of any Event of Default under this Agreement and until such Event of Default is cured by Borrower, at Bank's option and upon written notice to Borrower, the unpaid principal and accrued interest evidenced by the Term Note shall bear interest at a rate per annum equal to three percent (3%) in excess of the interest rate set forth in
                 Section 2(b)(iii) above, which rate shall be immediately and correspondingly adjusted with each change in the Prime Rate.

     (c) In order to compensate Bank for its service in preparing and reviewing this Agreement, the Master Promissory Note, the Term Note and the documentation relating thereto, Borrower shall pay to Bank on the date hereof a documentation fee of $2,500.

          Borrower agrees to pay Bank a commitment fee on the actual daily unborrowed portion of Borrower's revolving line of credit hereunder on and from the date hereof to and including the Termination Date at the rate of one-quarter of one percent (1/4%) per annum (using a day rate based upon a year of 360 days and charged for the actual number of days elapsed), payable on the last day of each




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
          calendar quarter commencing June 30, 1996, and upon termination or reduction of such line of credit.

          Borrower agrees to pay Bank a collateral monitoring fee of Five Hundred Dollars ($500) per month, payable on each interest payment date determined in accordance with Section 2(a) hereof.

     (d) If (1) there shall be introduced or changed any treaty, statute, regulation, or other law, or there shall be any change in the interpretation or administration thereof, or there shall be made any request from any central bank or other lawful governmental authority, which introduction, change, or compliance shall (a) impose, modify, or deem applicable any reserve or special deposit requirements against assets held by or deposits in or loans by Bank or (b) subject Bank to any tax, duty, fee, deduction, or withholding or (c) change the basis of taxation of the overall net income (otherwise than by a change in taxation of the overall net income of Bank) or (d) impose, modify, or deem applicable any capital adequacy or similar requirement (including, without limitation, any request or requirement which affects the manner in which Bank allocates capital resources to is commitments generally or those under this Agreement) and (2) in Bank's reasonable opinion any such evert (A) reduces the amount of any payment to be made to Bank under this Agreement or (B) reduces the rate of return on the capital of Bank that is reasonably allocable to Bank's commitments under this Agreement to a level below that which Bank would have achieved but for that event, then, upon Bank's demand, Borrower shall pay Bank from time to time such additional amounts as will compensate Bank for and indemnify it against such increased costs or reduced payment or reduced rate of return. Each demand shall be accompanied by a certificate setting forth the amount to be paid and the computations used in determining the amount, which certificate shall be presumed to be correct as to the matters set forth therein in the absence of manifest error. In determining any such amount, Bank may use any reasonable averaging and attribution methods.

3.  SECURITY INTEREST IN COLLATERAL

In consideration of and as security for the full and complete payment, performance, and observance of all Obligations, Borrower does hereby (a) grant to Bank a security interest in the Collateral, whether now owned or hereafter acquired or received by Borrower, and (b) assign to Bank all of its right, title, and interest (including, without limitation, all rights to payment) arising under or with respect to all of Borrower's Accounts Receivable, whether now owned or hereafter acquired or received by Borrower, but not including any duty, obligation, or liability of Borrower with respect thereto.

4.  WARRANTIES



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
     Borrower represents and warrants to Bank (which representations and warranties shall survive the execution of this Agreement and all Demand Advances) that:

          (a) Borrower is a duly organized and existing corporation under the laws of the state of its incorporation and is duly qualified and in good standing in every state in which it is doing business;

          (b) The execution, delivery, and performance hereof are within Borrower's corporate powers, have been duly authorized, and are not in contravention of law or the terms of Borrower's charter, by-laws, or regulations or of any indenture, agreement, or undertaking to which Borrower is a party or by which it is bound;

          (c) This Agreement and the other documents executed pursuant hereto have been duly executed and are valid and binding obligations of Borrower fully enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally and subject to the availability of equitable remedies and the application of equitable principles;

          (d) Except for any security interest granted to or in favor of Bank, Borrower is, and as to Collateral to be acquired after the date hereof will be, the owner of the Collateral free from any claim, lien, encumbrance, or security interest of any type, and Borrower agrees that it will defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein;

          (e) The office where Borrower keeps all of its records pertaining to its Accounts and Contract Rights is located at: 2860 North National Road, Columbus, Indiana 47202-0387;

          (f) Subject to any limitation stated herein or in connection herewith, all information furnished to Bank concerning Borrower or the Collateral is, or will be at the time such information is furnished, accurate and correct in all material respects and complete insofar as is necessary to give Bank true and accurate knowledge of the subject matter;

          (g) Borrower is the lawful owner of and has full and unqualified right to transfer a security interest in all of the Collateral to Bank. Such Collateral is not and will not, so long as Borrower has any Obligations to Bank, be subject to any adverse financing statement, encumbrance, claim, lien, or security interest of any type except any granted to or in favor of Bank;

     (h) Each Qualified Account Receivable included with the aggregate amount of Qualified Accounts Receivable set forth on each Borrower's Certificate now or hereafter furnished to Bank shall meet, as of the date stated thereon, all eligibility requirements specified in the
          Section 1 definition of Qualified Account Receivable;

     (i) There is no pending or threatened action, suit or proceeding affecting either Borrower or any of its Affiliates before any court or other governmental authority or any arbitrator which may materially adversely affect the condition or operations, financial or otherwise, of Borrower or the ability of Borrower to perform its obligations under this Agreement;

     (j) The Borrower and each of its Affiliates is in compliance with all Environmental Laws and all applicable federal, state, and local health and safety and other laws, regulations, ordinances or rules, except to the extent that any non-compliance will not, in the aggregate, have a materially adverse effect on the Borrower and its Affiliates or the ability of the Borrower to fulfill its obligations under this Agreement or any of the notes delivered pursuant hereto;

     (k) The financial statements of Borrower dated September 30, 1995, copies of which have been delivered to Bank, fairly present the financial condition of such Persons as at the respective dates thereof and their results of operations for the fiscal periods ended on the respective dates thereof, all in accordance with generally accepted accounting principles consistently applied, subject, in the case of unaudited financial statements, to normal recurring year-end adjustments, and since the respective dates of such financial statements, there has been no material adverse change in Borrower's condition or operations;

     (l) Borrower has filed, or caused to be filed, all federal, state, local and foreign tax returns required to be filed by it, and has paid, or caused to be paid, all taxes as are shown on such returns, or on any assessment received by it, to the extent that such taxes have become due, except as otherwise contested in good faith. Borrower has set aside proper amounts on its books, determined in accordance with generally accepted accounting principles, for the payment of all taxes for the years that have not been audited by the respective tax authorities and for taxes being contested by it.

     (m) Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to Bank. The Borrower is not insolvent as defined in any applicable state or federal statute, nor will the Borrower be rendered insolvent by the execution and delivery of this Agreement or the notes delivered to Bank pursuant hereto. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to Bank incurred hereunder. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature;

     (n) Neither the Borrower nor any Affiliate is in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which default materially adversely affects the business, properties, assets, or financial condition of the Borrower or such Affiliates;

     (o) No Reportable Event or Prohibited Transaction has occurred and is continuing with respect to any Plan, and the Borrower has incurred no "accumulated funding deficiency" (as that term is defined by ERISA) since the effective date of ERISA;

     (p) Borrower has places of business or maintains its Inventory and Equipment at the following locations: 2860 North National Road, Columbus, Indiana 47202; 820 North National Road, Columbus, Indiana 47202;

     (q)  Borrower's Location is 2860 North National Road, Columbus, Indiana
          47202;

     (r) Borrower is not a party to any agreement or other instrument or subject to any other restriction which materially and adversely affects or could reasonably be expected to materially and adversely affect its business, properties, assets, operations or condition, financial or otherwise.

5.  COVENANTS

Borrower undertakes, covenants, and agrees that, until the full and complete payment, performance, and observance of all Obligations, Borrower:

     (a) shall deliver to Bank within thirty (30) days after the close of each month, a statement of condition and statement of cash flows of Borrower for such period, certified as complete and correct by a duly authorized officer of Borrower, as well as a certificate showing Borrower's compliance with all financial covenants herein;

     (b) shall deliver to Bank, not later than ninety (90) days after the end of each fiscal year of Borrower, financial statements of Borrower covering such fiscal year and containing an unqualified opinion by a certified public accountant acceptable to Bank;

     (c) shall deliver to Bank within sixty (60) days after the close of each fiscal year of Borrower, an annual projection of Borrower's financial statements for the next fiscal year;

     (d)  shall promptly provide Bank with prior written notification of:

          (1) any change in any location where Borrower's Inventory is maintained, and any new locations where Borrower's Inventory is to be maintained,
          (2) any change in the location of the office where Borrower's records pertaining to its Accounts and Contract Rights are kept,
          (3) the location of any new places of business and the changing or closing of any of its existing places of business,
          (4)  any change in Borrower's name, and
          (5)  any change in Borrower's Location;

     (e) shall promptly notify, and shall cause each Affiliate to promptly notify, the Bank in writing of (a) any future event which, if it had existed on the date of this Agreement, would have required qualification of the representations and warranties set forth in
          Article 4 hereof and (b) any material adverse change in the condition, business, or prospects, financial or otherwise, of the Borrower or such Affiliate;

     (f) shall promptly and in any event within ten (10) days after the occurrence of a Reportable Event with respect to a Plan, provide to Bank a copy of any materials required to be filed with the PBGC with respect to such Reportable Event or those that would have been required to be filed if the thirty (30) day notice requirement to the PBGC had not been waived;

     (g) shall promptly upon receipt, and in no event more than three (3) days after receipt, of a notice by the Borrower or any Affiliate, ERISA Affiliate, or any administrator of any Plan or Multiemployer Plan that the PBGC has instituted proceedings to terminate such Plan or to appoint a trustee to administer such Plan, provide to Bank a copy of such notice;

     (h) shall not permit its aggregate Obligations to Bank pursuant to Paragraph 2(a) hereof at any time to exceed the lesser of (1) the Borrower Base or (2) Borrower's currently approved line of credit;

     (i) shall deliver to Bank within twenty (20) days after the close of each month, in form and substance acceptable to Bank (1) reports designated as "Aging Report of Accounts Receivable" and "Aging Report of Accounts Payable", each substantiated by detailed supporting schedules, (2) a schedule of Borrower's Inventory showing the cost or market value thereof, whichever is lower, and (3) such other reports as Bank may reasonably request;

     (j) shall, at the time of each borrowing under this Agreement, and at any other times required by Bank, deliver to Bank a Borrower's
          Certificate fully completed as to all figures and information called for therein and certified as complete and correct by a duly authorized officer of Borrower;

     (k) shall promptly pay and discharge when due, all taxes, assessments, and governmental charges of every kind and nature that have been lawfully levied, assessed, or imposed upon Borrower, its properties including the use thereof, or any of the Obligations, which, if unpaid, would become liens against its assets including, without limitation, all sums due and owing to any taxing authority for income and other taxes withheld from the wages and salaries of its employees, except to the extent Borrower is reasonably contesting in good faith any such tax, assessment, or charge with an adequate reserve provided therefor;

     (l) shall at all reasonable times allow Bank by or through any of its officers, agents, employees, attorneys, or accountants to (1) examine, inspect, and make extracts from Borrower's books and other records, including, without limitation, the tax returns of Borrower and any of Borrower's Affiliates, (2) arrange for verification of Borrower's Accounts Receivable, under reasonable procedures, directly with Account Debtors or by other methods, and (3) examine and inspect Borrower's Inventory wherever located;

     (m) shall promptly furnish to Bank upon request (1) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of Borrower's Accounts Receivable (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (2) any other writings and information as Bank may request;

     (n) shall upon request of Bank promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, and instruments as Bank may require, including, without limitation, financing statements, so as to completely vest in and ensure to Bank its rights hereunder and in or to the Collateral. If certificates of title are issued or outstanding with respect to any of Borrower's Inventory, Borrower will cause the interest of Bank to be properly noted thereon at Borrower's expense;

     (o) hereby authorizes, upon prior notice unless Borrower is in default, Bank or Bank's designated agent (but without obligation by Bank to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Event of Default), and Borrower shall promptly repay, reimburse, and indemnify Bank for any and all Related Expenses. Bank may, at its option, debit Related Expenses directly to the Loan Account;

     (p) shall not, without the prior written consent of Bank, borrow any money or, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain liable with respect to any indebtedness for borrowed money or advances other than (1) Borrower's Obligations, (2) any indebtedness of Borrower existing on the date hereof and not required by Bank to be prepaid as a condition to execution of this Agreement, and (3) Subordinated Debt;

     (q) shall not, without the prior written consent of Bank, loan any money to or guarantee or assume any obligation of any other Person, or purchase (1) any evidence of indebtedness or securities (including stock) other than direct obligations of the United States of America or any agency thereof, banker's acceptances, and certificates of deposit issued by any commercial bank in the United States of America, or (2) the business or substantially all of the property of any other Person other than Borrower's Subsidiaries, or hereafter make prepayments or advances to others, provided Borrower may make loans or advances to others not exceeding Fifty Thousand Dollars ($50,000) at any one time outstanding, and Borrower may endorse checks, drafts, and similar instruments for deposit or collection in the ordinary course of business;

     (r) shall not, without the prior written consent of Bank, enter into any sale and leaseback transaction or arrangement with any other Person with respect to any of the assets of Borrower or its subsidiaries (however, this shall not limit performance under any lease contract existing on the date hereof and disclosed in writing by Borrower to
          Bank);

     (s) shall keep its Equipment in good working order and repair without wasting or destroying such Equipment, and shall not without the prior written consent of Bank:

          (i) sell, lease, transfer, assign, encumber, or otherwise dispose of Equipment having an aggregate book value in excess of One Hundred Thousand Dollars ($100,000) during any fiscal year of Borrower, or make any attempt to do so, or

          (ii) permit any of its Equipment to be removed from the location(s) set forth in Section 4(p) hereof, except as provided in said
                Section 4(p);

     (t) shall not, without the prior written consent of Bank, mortgage, pledge, grant a security interest, or otherwise voluntarily place or permit to be placed any lien upon any assets of the Borrower except any security interest granted to or in favor of Bank;

     (u) shall not, without the prior written consent of Bank, (1) merge, acquire or consolidate with or into, or enter into any merger agreement with any other Person, or (2) lease, sell, or transfer all or substantially all its property, assets, and business, including the stock of any Subsidiary, to any other Person;

     (v) shall not, without the prior written consent of Bank, engage in any transaction with any Affiliate, unless:

          (i) such transaction is at arms length and on terms that are at least as favorable to Borrower as those prevailing at the time for comparable transactions which nonaffiliated Persons,

          (ii) such transaction does not require Borrower to make payments, advances or loans to any Affiliate in an amount exceeding Fifty Thousand Dollars ($50,000) excluding the corporate charge payable to LDM Technologies, Inc., and

          (iii) Borrower will receive no less than fair market value for any assets transferred;

     (w) shall not, without the prior written consent of Bank, make any change in any location where Borrower's Inventory or Equipment is maintained or any change in the location of the office where Borrower's records pertaining to its Accounts and Contract Rights are kept;

     (x) shall not use any Collateral in violation of any applicable statute, ordinance, or regulation;

     (y) shall have a Cash Flow Coverage Ratio of at least 1.0 to 1.0 at all times. The Cash Flow Coverage Ratio shall be tested monthly commencing June 30, 1996 and calculated on a rolling 12-month basis;

     (z) shall not permit the aggregate of its Tangible New Worth plus Subordinated Debt to be less than One Million Four Hundred Seventy-Five Thousand Dollars ($1,475,000) at any time during its fiscal year ending at September 30, 1996 and at each fiscal year end thereafter;

     (aa) shall not, and will not permit any Affiliate to, make any payment upon its outstanding Subordinated Debt, except in such manner and amounts as may be expressly authorized in any subordination agreement presently or hereafter held by the Bank;

     (bb) shall not permit the ratio of its Adjusted Debt to its Adjusted Tangible New Worth, calculated at the same point in time, to be at any time more than 5.00 to 1.00 during its fiscal year ending September 30, 1996, and (ii) 4.50 to 1.00 during its fiscal year ending September 30, 1997 and at all times thereafter;

6.   COLLECTIONS AND RECEIPT OF PROCEEDS BY BORROWER

     (a) Prior to exercise by Bank of its rights under Section 7 of this Agreement, and except as provided in Subsection 6(b) of this Agreement, both (1) the lawful collection and enforcement of all of Borrower's Accounts Receivable, and (2)
     the lawful receipt and retention by Borrower of all Proceeds of all of Borrower's Accounts Receivable and Inventory shall be as Bank's agent. All such lawful collections of Borrower's Accounts Receivable and such Proceeds of Borrower's Accounts Receivable and Inventory shall be remitted daily by Borrower to Bank in the form in which they are received by Borrower, either by mailing or by delivering such collections and Proceeds to Bank, appropriately endorsed for deposit in the Cash Collateral Account. Borrower will not commingle such collections or Proceeds with any of Borrower's other funds or property, but will hold such collections and Proceeds separate and apart therefrom upon an express trust for Bank. Bank may, in its sole discretion, at any time and from time to time, apply all or any portion of the account balance in the Cash Collateral Account (allowing two
     (2) days for collection and clearance of remittances, however, in the event Bank applies any proceeds from the Cash Collateral Account as a credit to any obligations due Bank and such payment includes uncollected funds, the Borrower will incur a charge for those uncollected funds at the floating rate payable on Advances) as a credit against (1) the Loan Account, including the outstanding principal or interest of any Advance, or (2) any other Obligation. If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against Bank on its warranties of collection, Bank may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by Borrower with Bank, and, in any event, retain same and Borrower's interest therein as additional security for the Obligations. The Bank may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to Borrower for use in Borrower's business. The balance in the Cash Collateral Account may be withdrawn by Borrower upon termination of this Agreement in accordance with Subsection 12(e) of this Agreement. At Bank's request, Borrower will cause all remittances representing collections and Proceeds of Collateral to be mailed to a lock box in Cleveland, Ohio, to which Bank shall have access for the processing of such items in accordance with the provisions, terms, and conditions of Bank's customary lock box agreement.

(b)  With respect to Borrower's Instruments, Chattel Paper, and Documents:

     (1) Borrower shall daily deliver, or cause to be delivered, to Bank all of Borrower's Instruments, Chattel Paper, and Documents, appropriately endorsed either, at Bank's option, (i) to Bank's order, without limitation or qualification, or (ii) for deposit in the Cash Collateral Account. Bank, or Bank's designated agent, is hereby constituted and appointed Borrower's attorney-in-fact with authority and power to endorse any and all Instruments, Documents, and Chattel Paper upon Borrower's failure to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all Obligations are paid, performed, and observed in full, (ii) exercisable by Bank at any time and without any request upon Borrower by Bank to so endorse, and (iii) exercisable in Bank's name or Borrower's name;

               (2) Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof;

               (3) Bank shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

     7.   COLLECTIONS AND RECEIPT OF PROCEEDS BY BANK

     Borrower hereby constitutes and appoints Bank, or Bank's designated agent, as Borrower's attorney-in-fact to exercise, at any time, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment, performance, and observance of all Obligations;

          (a) to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the Bank's name or Borrower's name, any and all of Borrower's cash, Instruments, Chattel Paper, Documents, Proceeds of Accounts Receivable, Proceeds of Inventory, collection of Accounts Receivable, and any other writings relating to any of the Collateral;

          (b) upon the occurrence and continuation of an Event of Default to transmit to Account Debtors, on any or all of Borrower's Accounts Receivable, notice of assignment to Bank thereof and Bank's security interest therein; and to request from such Persons at any time, in the Bank's name or in the Borrower's name, information concerning Borrower's Accounts Receivable and the amounts owing thereon;

          (c) upon the occurrence and continuation of an Event of Default, to notify and require Account Debtors on Borrower's Accounts Receivable and purchasers of Borrower's Inventory to make payment of their indebtedness directly to Bank;

          (d) to take or bring, in Bank's name or Borrower's name, all steps, actions, suits, or proceedings deemed by Bank necessary or desirable to effect the receipt, enforcement, and collection of the Collateral;

          (e) to accept all collections in any form relating to the Collateral, including remittances which may reflect deductions, and to deposit the same, into Borrower's Cash Collateral Account or, at the option of Bank, to apply them as a payment against the Loan Account.

     8.      INSURANCE AND USE OF INVENTORY AND EQUIPMENT

     (a)  Until any Event of Default:

          (1) Borrower may retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon.

          (2) Borrower may sell or lease its Inventory or Equipment in the ordinary course of business; provided, however, that a sale or lease in the ordinary course of business does not include a transfer in partial or total satisfaction of a debt, except for transfers in satisfaction or partial or total purchase money prepayments by a buyer in the ordinary course of Borrower's business. Until any Event of Default, Borrower may also use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on Borrower's business.

     (b) Borrower shall obtain, and at all times maintain, insurance upon its Inventory and Equipment in such form, written by such companies, in such amounts, for such period, and against such risks as may be reasonably acceptable to Bank, with provisions satisfactory to Bank for payment of all losses thereunder to Bank and Borrower as their interests may appear (loss payable endorsement in favor of Bank), and, if required by Bank, Borrower will deposit the policies with Bank. Any such policies of insurance shall provide for no less than ten (10) days prior written cancellation notice to Bank. Any sums received by Bank in payment of insurance losses, returns, or in the case of an Event of Default, also unearned premiums under the policies may, at the option of Bank, be applied upon any Obligation whether or not the same is then due and payable, or may be delivered to Borrower for the purpose of replacing, repairing, or restoring its Inventory and Equipment. Borrower hereby assigns to Bank any return or in the case of an Event of Default, also unearned premiums, which may be due upon cancellation of any such policies for any reason and directs the insurers to pay Bank any amount so due. Bank or Bank's designated agent is hereby constituted and appointed Borrower's attorney-in-fact to (either in the name of Borrower or in the name of the Bank), make adjustments of all insurance losses, sign all applications, receipts, releases, and other papers necessary for the collection of any such loss, and any return or unearned premium, execute proof of loss, make settlements, and endorse and collect all Instruments payable to Borrower or issued in connection therewith; provided, however, that prior to an Event of Default, the Borrower's consent, which shall not be unreasonably withheld or delayed, shall be required. Notwithstanding any action by Bank hereunder, any and all risk of loss or damage to Borrower's Inventory and Equipment to the extent of any and all deficiencies in the effective insurance coverage thereof is hereby expressly assumed by Borrower.

9.  EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an Event of Default under this Agreement:

     (a) Failure of Borrower to promptly pay, perform, or observe when due, whether upon demand, at maturity, by acceleration, or otherwise, any of the Obligations;

     (b) Failure of Borrower to promptly pay, perform, or observe when due, whether upon demand, at maturity, by acceleration, or otherwise, or any event which either results in or would result in (but for waiver by the holder(s) or trustee(s) thereof) the acceleration of the maturity of, any or all of the indebtedness, obligations, liabilities, contracts, indentures, and agreements aggregating in excess of $50,000 (including, without limitation, any and all warranties, covenants, guaranties, provisions, terms, and conditions set forth or contained therein) of whatever kind and however evidenced, owed, incurred, or executed by Borrower, to, in favor of, or with any and all other Persons, and including any partial or total extension, renewal, amendment, restatement, and substitution thereof or therefor;

     (c) Any warranty, representation, or statement made or furnished to Bank in connection with this Agreement or any other writing evidencing or given as security for any of the Obligations by or on behalf of the Borrower proves to have been false in any material respect when made, furnished, or at any time thereafter;

     (d) Any uninsured loss, damage, theft, of destruction of the Collateral, or any levy, seizure, or attachment to, of, or upon any of the Collateral;

     (e) Sale, lease, transfer, assignment, encumbrance, or other disposition of any of the Collateral in violation of this Agreement, without Bank's prior written authorization therefor, including any attempt to accomplish the foregoing;

     (f) Any tax lien shall have been filed against Borrower or any of its property by any federal, state, or municipal authority;

     (g) If the Borrower or any Affiliate at anytime hereafter sponsors or establishes any Plan, and the Borrower or any Affiliate (a) fails to notify the Bank in writing of such occurrence within ten (10) days after such Plan is authorized by the Board of Directors or otherwise by the Borrower or any Affiliate or (b) fails to agree within a reasonable time to such amendments to this Agreement regarding provisions with respect to ERISA as the Bank customarily uses at that time in loan agreements with other borrowers;

     (h)  Financial Impairment of Borrower;

     (i) Financial Impairment of any endorser, guarantor, or surety upon or for any of the Obligations.

If there shall occur any Event of Default set forth in (a) through (h) above, Bank, by written notice to Borrower, may (1) declare the unpaid principal of and accrued interest on all Obligations to be immediately due and payable and
(2) immediately terminate Bank's commitment to make further Advances under this Agreement, whereupon Obligations shall become and be forthwith due and payable, and such commitment shall be terminated, without any further notice, presentment, or demand of any kind, all of which are hereby expressly waived by Borrower. If there shall occur any Event of Default set forth in (i) or (j) above, all Obligations shall automatically become and be immediately due and payable, and Bank's commitment to make further advances shall automatically be terminated, without notice, presentment, or demand of any kind, all of which are hereby expressly waived by Borrower.

10.  RIGHTS AND REMEDIES UPON EVENT OF DEFAULT

Upon the occurrence of any such Event of Default and at all times thereafter, Bank shall have the rights and remedies of a secured party under the Ohio Uniform Commercial Code in addition to the rights and remedies of a secured party provided elsewhere within this Agreement or in any other writing executed by Borrower. Bank may require Borrower to assemble the Collateral and make it available to Bank at a reasonably convenient place to be designated by Bank. Unless the Collateral is perishable, threatens to decline speedily in value, or is of a type customarily sold on a recognized market, Bank will give Borrower reasonable notice of the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed (deposited for delivery, postage prepaid, by U.S. mail) to either, at Bank's option (1) Borrower's Location set forth in Subsection 12(c) of this Agreement (as modified by any change therein which Borrower has supplied in writing to Bank), or (2) Borrower's address at which Bank customarily communicates with Borrower, at least ten (10) days before the time of the public sale or the time after which any private sale or other intended disposition thereof is to be made. At any such public or private sale, Bank may purchase the Collateral. After deduction for Bank's Related Expenses, the residue of any such sale or other disposition shall be applied in satisfaction of the Obligations in such order of preference as Bank may determine. Any excess, to the extent permitted by law, shall be paid to Borrower, and Borrower shall remain liable for any deficiency.

In addition, upon the occurrence of any such Event of Default and at any time thereafter, Bank shall have the right to obtain new appraisals of Borrower or the Collateral, the cost of which shall be paid by Borrower.

11.  CONDITIONS PRECEDENT TO FUTURE ADVANCES

The obligation of Bank to make any Advance to Borrower after the date of this Agreement shall be subject to the conditions precedent that on or before the date of such Advance:

     (a) Borrower shall have paid all fees, costs, expenses, and taxes then payable by Borrower pursuant to Section 2(c) of this Agreement;

     (b) The representations and warranties contained in Section 4 of this Agreement and in each document, instrument, agreement, and certificate delivered to Bank by Borrower pursuant to this Agreement shall be true and correct on and as of such date as if made on and as of such date; no Event of Default or event or condition that, with the serving of notice or the lapse of time or both, would constitute an Event of Default shall have occurred and be continuing or would result from the making of such Advance; and Bank shall have received, if requested by Bank, a certificate of the chief executive officer or the chief financial officer of Borrower, dated as of the date of such Advance, to such effect (in the absence of Bank's request for such a certificate, Borrower's borrowing of the Advance shall itself constitute a representation to Bank to such effect);

     (c) The making of such Advance shall not contravene any law, rule or regulation applicable to Bank;

     (d) Not later than 2:00 p.m., Cleveland time, on such date, Bank shall have received, in writing or by telephone to be promptly confirmed in writing, a request by Borrower to Bank for an Advance in the requested amount, and a Borrower's Certificate;

     (e) Borrower shall have delivered to Bank an opinion of counsel substantially in the form attached hereto as Exhibit D.

     (f) Bank shall have received such other approvals, opinions, appraisals, or documents as it may reasonably request.

12.  GENERAL

     (a) If any provision, term, or portion, of this Agreement, (including, without limitation, (1) any indebtedness, obligation, liability, contract, agreement, indenture, warranty, covenant, guaranty, representation, or condition of this Agreement made, assumed, or entered into, (2) any act of action taken under this Agreement, or (3) any application of this Agreement) is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other such provision, term, or portion of this Agreement, each of which shall be construed and enforced as if such illegal or invalid provision, term, or portion were not contained in this Agreement. Any illegality or invalidity of any application of this Agreement shall not affect any legal and valid application of this Agreement, and each provision, term, and portion of this Agreement shall be deemed to be effective, operative, made, entered into, or taken in the manner and to the full extent permitted by law.

         (b) Bank shall not be deemed to have waived any of Bank's rights of this Agreement or under any other agreement, instrument, or document executed by Borrower, unless such waiver be in writing and signed by Bank. No delay or omission on part of Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Bank's rights and remedies, whether evidenced by this Agreement or by any other agreement, instrument, or document shall be cumulative and may be exercised singularly or concurrently. Any written demands, written requests, or written notices to Borrower that Bank may elect to give shall be effective when deposited for delivery, postage prepaid, by U.S. mail, and addressed either, at Bank's option, to
              (1) Borrower's Location set forth in Subsection 12(c) of this Agreement (as modified by any change therein which Borrower has supplied in writing to Bank) or, (2) Borrower's address at which Bank customarily communicates with Borrower. If at any time or times, by assignment or otherwise, Bank transfers any of the Obligations or any part of the Collateral to another person, such transfer shall carry with it Bank's powers and rights under this Agreement with respect to the Obligation or Collateral so transferred and the transferee shall have said powers and rights, whether or not they are specifically referred to in the transfer. To the extent that Bank retains any other of the Obligations or any part of the Collateral, Bank will continue to have the rights and powers with respect to the Obligations and the Collateral as set forth in this Agreement.

         (c) All written notices, requests, or other communications herein provided for must be addressed:

              to Borrower as follows:

                   G.L. Industries of Indiana
                   2860 North National Road
                   Columbus, Indiana 47202
                   Attn:  Carl Busart

              cc:  LDM Technologies, Inc.
                   1250 Maplelawn
                   Troy, Michigan 48084
                   Attn: Joe Balous, President

              to the Bank as follows:

                   KEYBANK NATIONAL ASSOCIATION
                   127 Public Square
                   Cleveland, Ohio 44114-1306

                    Attn:  Manager, Structured Finance

               or at such other address as either party may designate to the other in writing. Such communication will be effective (i) if by telex, when such telex is transmitted and the appropriate answer back is received, (ii) if given by mail, seventy-two (72) hours after such communication is deposited in the U.S. mail certified mail return receipt requested, or (iii) if given by other means, when delivered at the address specified in this Section 12(c).

          (d) The laws of the State of Ohio shall govern the construction of this Agreement (including, without limitation, any terms not specifically defined in this Agreement that may be so specifically defined pursuant to Ohio Revised Code Section 1309.01-1309.50 inclusive, and including any amendments thereof or any substitution therefor) and the rights and duties of Borrower and Bank. This agreement shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns. The rights and powers given in this Agreement to the Bank are in addition to those otherwise created or existing in the same Collateral by virtue of other agreements or writings.

          (e) Borrower may terminate this Agreement by giving Bank not less than ten (10) days prior written notice of termination and by paying, performing, and observing in full all Obligations, on or before such termination date. Notwithstanding the termination of the line of credit hereunder, this Agreement and the security interest in the Collateral shall continue in full force and effect after such termination until all Obligations of Borrower to Bank have been paid, performed, and observed in full.

          (f) In this Agreement unless the context otherwise requires, words in the singular number include the plural, and in the plural number include the singular.

          (g) Borrower hereby releases Bank from and agrees to indemnify and hold harmless Bank, and its officers, agents, and employees for any and all claims of Borrower or any other Person for damage or loss caused by any act or acts under this Agreement or in furtherance of this Agreement whether by omission or commission, and whether based upon any error of judgment or mistake of law or fact (except willful misconduct or gross negligence) on the part of Bank, or its officers, agents, and employees.

          (h) Bank has the right, in addition to all other rights and remedies available to it, to set off at any time the unpaid balance of the Loan Account and any other Obligations against any indebtedness or obligations owing Borrower by Bank including, without limitation, all Cash Security.

          (i) Bank is hereby authorized to fill in all blank spaces in this Agreement, to correct patent errors in this Agreement, to complete or correct the description of the Collateral, and to date this Agreement.

          (j) This Agreement is assignable by Bank upon notice to Borrower and shall be binding on Bank's respective successors, assigns, and nominees;

          (k) This Agreement and any promissory notes or other writing executed and delivered by any Person to Bank in connection herewith integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

13.  JURY TRIAL WAIVER

BORROWER AND BANK EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BANK AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO ANY RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

          BORROWER:             G.L. INDUSTRIES OF INDIANA, INC.

                                By: Michael Polselli
                                   -------------------------------------
                                Title: Secretary
                                      ----------------------------

                                By: Joe Balous
                                   -------------------------------------
                                Title: President
                                      ----------------------------

          BANK:                 KEYBANK NATIONAL ASSOCIATION

                                By: Michele T. Oltman
                                   -------------------------------------
                                Title: Vice President
                                      ---------------------------

                                  EXHIBIT  A



                            BORROWER'S CERTIFICATE




                                                  Certificate No.    1755

                                                  Computed as of: March 1, 1996


                I, the undersigned, the President of G.L. INDUSTRIES OF INDIANA, INC. (the "Borrower"), do hereby certify pursuant to the Amended and Restated Credit Facility and Security Agreement between the Borrower and KEYBANK NATIONAL ASSOCIATION, dated March 1, 1996 (the "Agreement"), that the following computations have been made in accordance with the provisions of the Agreement and without duplication or overlap:


                1. Qualified Accounts Receivable, as defined in Section 1 of the Agreement.

                        Total Accounts Receivable                               $  2,363,157.55

                        Less Accounts Receivable Not Qualified                  $    520,832.26

                        Total Qualified Accounts Receivable                     $  1,842,325.29

                        80% of Qualified Accounts Receivable                                            $ 1,473,860.24

                2. Qualified Inventory, as defined in Section 1 of the Agreement (cost or market value, whichever is lower).

                        Total Qualified Inventory                               $ 1,814,880.08

                        50% of Qualified Inventory but no more than
                        $1,000,000                                                                      $   907,440.04

                3.      Lesser of Borrowing Base (Total of Nos. 1 and 2)
                        $ 2,381,300.28 or Borrower's Line of Credit Limit
                        $3,500,000                                                                      $ 2,381,300.28

                        Advances Outstanding                                    $1,819,287.17


          Borrowing Base Over/Under                 $562,013.11



     I further certify that as of the date of this Borrower's Certificate:

          (a) No Event of Default, as set forth in Section 9 of the Agreement, and no event which, but for a requirement of giving of notice or passage of time, or both, would constitute such an Event of Default has occurred or is continuing;

          (b) Borrower has places of business or maintains Inventory and Equipment only at the following locations: 2860 North National Road, Columbus, Indiana 47202; 820 North National Road, Columbus, Indiana 47202

          (c) Borrower keeps all of its records pertaining to Accounts and Contract Rights, as those terms are defined in Section 1 of the Agreement, at Borrower's office located at: 2860 North National Road, Columbus, Indiana 47202.

          (d) Borrower's Location, as defined in Section 1 of the Agreement, is 2860 North National Road, Columbus, Indiana 47202.

          (e) Each representation and warranty made by Borrower to Bank in the Agreement is true and correct as if made on the date of this Borrower's Certificate.


     Dated this 3rd day of March, 1996.


               BORROWER:                       G.L. INDUSTRIES OF INDIANA, INC.

                                               By:  Joe Balous
                                                  -----------------------------
                                               Title: President
                                                     --------------------------

                                   EXHIBIT B


                              AMENDED AND RESTATED
                             MASTER PROMISSORY NOTE



$3,500,000.00                   ___________,________, March 1, 1996


On March 31, 1998, the undersigned (herein called "Borrower") promises to pay to the order of KEYBANK NATIONAL ASSOCIATION, Cleveland, Ohio (herein called "Bank"), the sum of Three Million Five Hundred Thousand Dollars ($3,500,000) or such lesser amount of Advances as shall have actually been borrowed by Borrower from Bank and not previously repaid, pursuant to the terms of a certain Amended and Restated Credit Facility and Security Agreement by and between Borrower and Bank dated March 1, 1996, including any partial or total extension, restatement, renewal, amendment, and substitution thereof or therefor (herein called "Agreement") with interest payable monthly on the first day of each month, starting on the first day of the month following the month in which this
Note is signed, according to the provisions set forth in Section 2(a) of the Agreement.

This note is being executed and delivered as an amendment to and restatement of an existing Master Promissory Note executed by Borrower and dated _________, 19___, and the execution and delivery of this Note shall not constitute a novation and shall not terminate or otherwise affect the first lien and security interest of the Bank in Borrower's property.

Borrower has assigned to Bank all of Borrower's "Accounts Receivable" and has granted to Bank a security interest in all of Borrower's Accounts Receivable", "Inventory", "Equipment", "Cash Security", funds on deposit in the "Cash Collateral Account", certain other assets, and all "Proceeds", products, profits, and rents thereof, as security for the payment of this Note and all other "Obligations", as those terms are defined in Section 1 of the Agreement (all herein called "Obligations").

Upon the occurrence of any one or more "Events of Default", any and all Obligations shall, at the option of Bank, immediately become due and payable without demand, presentment, protest, or notice of any kind, all as provided in the Agreement.

Borrower expressly waives presentment, demand, notice, protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other person primarily or secondarily liable. Borrower understands and agrees that this
Note is subject to and shall be construed according to the laws of the State of Ohio.

Reference is made to the Agreement for certain provisions concerning prepayment of this Note, rights of Bank and its successors and assigns with respect to this Note, and related matters. This Note is the "Master Promissory Note" referred to in the Agreement.

Borrower acknowledges that this Note was signed in Oakland County, in the State of Michigan.



                                              G.L. INDUSTRIES OF INDIANA, INC.

                                              By: Michael Polselli
                                                 ------------------------------
                                              Title: Secretary
                                                    ---------------------------

                                              By: Joe Balous
                                                 ------------------------------
                                              Title: President
                                                    ---------------------------

                                  EXHIBIT C


                             AMENDED AND RESTATED
                                  TERM NOTE


      $472,500.00                     March 1    , Michigan       ,1996
                                      -------              -------


      For the value received, the undersigned (herein called "Borrower") promises to pay to the order of KEYBANK NATIONAL ASSOCIATION, Cleveland, Ohio, (the "Bank"), its successor and assigns, at its main office, the principal sum of Four Hundred Seventy-Two Thousand Five Hundred Dollars ($472,500) in twenty-four (24) consecutive and equal monthly installments of Nineteen Thousand Six Hundred Eighty-Seven and 50/100 Dollars ($19,687.50) each beginning on March 1, 1996 and continuing on the first day of each consecutive month thereafter until February 1, 1998, when any remaining principal balance shall be due and payable.

      Borrower promises to pay interest on the unpaid principal amount of this Note from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Agreement (hereinafter defined).

      This Noted is the Term Note referred to in, and is entitled to the benefits of the Amended and Restated Credit Facility and Security Agreement by and between the Bank and Borrower dated as of March 1, 1996, (the "Agreement"). This Note may be declared forthwith due and payable in the manner and with the effect provided in the Agreement, which contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

      This Note is being executed and delivered as an amendment to and restatement of an existing Replacement Term Note executed by Borrower and dated November 1, 1990, and the execution and delivery of this Note shall not constitute a novation and shall not terminate or otherwise affect the first lien and security interest of the Bank in Borrower's property.

      Borrower expressly waives presentment, demand, protest, and notice of dishonor.

      Borrower acknowledges that this Note was signed in Oakland
      County, in the State of Michigan.

              BORROWER:               G.L. INDUSTRIES OF INDIANA, INC.

                                      By:  Michael Polselli
                                         -------------------------

                                      Title:  Secretary
                                            ----------------------

                                      By:  Joe Balous
                                         -------------------------

                                      Title:  President
                                            ----------------------